2000 THIRD QUARTER CONFERENCE CALL WITH SHAREHOLDERS

MIKE
----
o        WELCOMES EVERYONE AND INTRODUCES THE COMPANY OFFICIALS ON THE CALL

         o        Jim Dale - Chief Financial Officer
         o        Mike Holtz - President and CEO

o Certain statements made during this conference call can be construed as forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in this presentation.

o First of all, let me take a moment to comment on our new name, Arlington Hospitality, Inc. As most of you have seen from our recent press release, we are now doing business as Arlington Hospitality, Inc., and all subsidiaries that had the name Amerihost in their name have also changed. Technically, the Amerihost Properties, Inc. name will exist until the next regularly scheduled shareholders' meeting. For all intents and purposes, we are now Arlington Hospitality, Inc. Our symbol on Nasdaq will remain as HOST. Now let's talk about the important news for the quarter.

o Jim Dale, our Chief Financial Officer, will review the financial results for the quarter, and I will talk about the operations and direction of the Company. We will then open the discussion to any questions you might have.

JIM
---

o        REVIEW OF THE PRESS RELEASE

         FOR THE QUARTER ENDED September 30, 2000.

         o Net income increased to $0.87 per diluted share during this year's third quarter compared to $0.27 per diluted share during the same quarter last year.

         o As previously announced, the Cendant transaction accounted for about $0.57 per share of the net income for the quarter. Mike will discuss this transaction further.

         o Without the Cendant transaction, Net Income increased to $0.30 per diluted share from $0.27 per diluted share last year during the third quarter.

         o Even though hotel operations revenues were slightly down as the result of selling hotels, operating income for this segment was actually up as margins improved from 19.7% in 1999 to 20.8% this year.

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         o    Total Company revenues for the quarter decreased 7.5% to $23.9 million in 2000 from $25.8 million in 1999 with the majority of the decrease coming from the Hotel Development segment.

         o Revenues and Operating Income in the Hotel Development segment were down in the third quarter of 2000 versus last year's third quarter as the Company had only three joint venture deals under construction during the current quarter. During last year's third quarter, we sold two hotels which had been open less than twelve months resulting in approximately $5.2 million in revenue and nearly $1.0 million in operating profit for the Development segment. Remember, our accounting policy is that if we sell a hotel within 12 months from the opening date, then we will book the revenues and profits in the Development segment; otherwise, we will record only the net profit in the "Gain on Sale" line, below Operating Income.

         o Cash flow, defined as Net Income plus Depreciation and Amortization, increased to $1.10 per share in the third quarter 2000 from $0.48 per share in the third quarter of 1999.


         YEAR TO DATE RESULTS:

         o Net Income increased $4.4 million during the first nine months of 2000 to a profit of $4.9 million in 2000 from a profit of $575,000 in 1999.

         o Total Revenues increased 3.3% in 2000 to $61.5 million in 2000 from $59.6 million in 1999.

         o Hotel Operations revenues were down slightly, again as the result of the sale of hotels, but Operating Income for this segment was up over $1.01 million as the result of stronger Operating Income margins.

         o Margins in Operating Income for the Hotel Operations segment increased on a year-to-date basis to 12.5% in 2000 from 10.3% last year.

         o Cash Flow (Net Income plus Depreciation and Amortization) increased to $8.2 million in 2000 from $4.2 million in 1999.

         o We made significant progress improving our debt to equity ratio, from 2.41 as of December 31, 1999 to 1.85 as of September 30, 2000. For this calculation, we are using long-term debt plus the line-of-credit versus total shareholders' equity plus deferred income, which has already been realized by the Company from a cash standpoint.


Overall, we are very happy with the record net income for the quarter as well as year to date, and the financial strength of the Company.

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MIKE
----

o Thank you for your participation in today's call. As most of you are well aware, the third quarter of the year is historically the best for the Company, and this year is no exception. The two major differences this year are the very nice increase in Operating Income Margins in the Hotel Operations segment of the Company and of course, the impact of the transaction with Cendant. We'll talk about the Cendant deal in a moment. First of all, let me review the recurring numbers from the various segments of the Company.

HOTEL OPERATIONS:
-----------------

Same Room Revenues for the third quarter for the AmeriHost Inn hotel brand increased 6.9% over the same period a year ago. This is the result of an increase in occupancy of 6.5% to 71% and an increase of $0.28 in ADR to $58.88 for the quarter. This resulted in a RevPar of $41.62 for the third quarter of this year. For the past 21 months, the AmeriHost Inn hotel brand has been a leader in our segment of the hotel industry, the mid-priced without food and beverage, in RevPar increases. We are working very hard to continue this trend.

The quarter went as follows with regard to Same Room Revenues:

         o    July   Up 5.5%
         o    August Up 6.8%
         o    Sept.  Up 8.8%

For the nine months ended September 30, 2000, Same Room Revenues for the AmeriHost Inn hotel brand are up 7.6%. This includes an occupancy increase of 6.8% and an Average Daily Rate increase of $0.32 for a RevPar increase of $2.45.

Our major competitive advantage has been and will continue to be CONSISTENCY. All of our hotels have the exact same amenity package and offer the same great service at every location. In addition, every AmeriHost Inn hotel is rated three-diamond with AAA.

As we outlined for you in past conference calls, our focus is to expand our hotel development and operations segments and become more of a "fee based" Company. To that end, let me take a moment to update you on our progress in each of the following strategies:

(1)      BRAND EXPANSION STRATEGY:

         o We should start construction on around eight new AmeriHost Inn hotels during 2000. As of today, your Company has opened four hotels so far this year, has two under construction, and expects to break ground on an additional two hotels by the end of the year.

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

         o Today, we have 71 AmeriHost Inn hotels open excluding ten third-party franchised hotels with Cendant.

         o Our strategy here is to enhance our development of new AmeriHost Inn hotels and build about 12 to 15 AmeriHost Inn & Suites hotels per year.


(2)      OWNERSHIP STRATEGY:

         o So far this year, we have sold seven AmeriHost Inn hotels. This consists of three joint venture AmeriHost Inn hotels and four consolidated AmeriHost Inn hotels. In addition, we currently have three other AmeriHost Inn hotels under contract for sale. All of these are consolidated and owned 100% by your Company. None of these are less than 12 months old.

         o    We also have two non-AmeriHost Inn hotels under contract to sell.

         o    Here is a quick recap of our hotel ownership: 9/30/00 9/30/99
                                                            ------- -------

         Consolidated AmeriHost Inn hotels..................60      62

         Joint Venture AmeriHost Inn hotels.................10      12

         Consolidated other hotels.......................... 7       8

         Managed Only and JV non-AmeriHost Inn hotels....... 6       6
                                                            --      --

         TOTAL HOTELS.......................................83      88


(3)      HOTEL OPERATIONS STRATEGY:

         o OBJECTIVE: To increase same room revenues by 7 to 9% over the next 12 months.

         o    STRATEGIES:

              (a) Focus our marketing efforts on our regional sales blitzes of primary and secondary feeder markets. This has proven to be very successful for the Company, and we will continue to expand this even further.

              (b) We continue to improve our web site. We have recently added a "virtual reality" tour of our hotels to our web site. The response has been great. It's obvious that even though a small portion of our reservations are generated through the Internet, this is one of the fastest growing areas for us in terms of growth in volume. We will continue to improve our

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                   focus in this area. Internet reservation volume has increased
                   229% during the first nine months of this year.

              (c) Continue to work to improve results through our reservation center. We are up 68% this year in Net Room Nights booked through our toll-free reservation system. GDS bookings, including those booked over the Internet, are the main reason for the large increase in reservation volume. Systems such as Sabre, Apollo and Worldspan are actually matching the reservation volume of our toll-free number. This is expected to continue to grow as the use of the Internet expands with the travelling population.

              (d) Focus on improving our operations margins. We have made significant progress in this area as seen on our operations numbers for the quarter and the year. With revenues down slightly, our Operating Income in this segment increased by over $1.0 million for the first 9 months of this year. This is good, but we still have a long way to go in this area. We continue to be negatively impacted by the shortage of labor for our hotels this year. This shortage of labor has forced us to increase hourly wages and incur a higher payroll expense as a result of increased overtime. Trends indicate that this problem decreases as our hotels become more established in their respective markets and we develop a solid "base" of core associates for that hotel. We continue to work on new and creative methods to overcome our staffing shortages and minimize the effect this has on our operations.


(4)      RECAP OF THE STATE OF THE HOTEL INDUSTRY

         Statistics from "Smith Travel Research" as printed in Lodging Outlook.

         o    OCCUPANCY                                          9 MONTHS
              ---------                                          --------

              o    Overall hotel industry......................  Up   .08%

              o    Mid-priced without F&B......................  Down 0.3%

              o    AmeriHost Inn hotels........................  Up   7.6%

         o    AVERAGE DAILY RATE
              ------------------

              o    Overall hotel industry......................  Up   4.8%

              o    Mid-priced without F&B......................  Up   4.6%

              o    AmeriHost Inn hotels........................  Up   1.0%

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         o    RevPar NUMBERS
              --------------

              o    Overall hotel industry......................  Up   5.5%

              o    Mid-priced without F & B....................  Up   4.3%

              o    AmeriHost Inn hotels........................  Up   7.6%

              o    Overall hotel industry.................Supply Up   3.1%
                                                          Demand Up   3.9%

              o    Mid-priced without F&B.................Supply Up  10.6%
                                                          Demand Up  10.2%


THE CENDANT TRANSACTION
-----------------------

On September 30, 2000 we closed the Cendant deal. I truly believe that this could be one of the most important deals in the Company's history. Let me tell you why:

First of all, we just couldn't hit the ball in the franchise segment. We all know and agree that in order for the brand to succeed, we must have faster growth. What better way to make that happen than to team up with the world's largest franchiser, Cendant. When we first started to talk about doing something together, several things were very important from our perspective:

         o    First and foremost, that we get paid a fair price for our brand
         o    Second, that we have an incentive to continue to grow the brand
         o Third, that we structure the deal in such a way that your Company receives a long-term, on-going source of revenues and profits from the deal

I am confident that we have attained each of these and probably more. Here's where your Company has made or will make its profits:

         1. An initial payment that was recorded this quarter of $5.1 million, pre-tax net of closing costs.

         2. Preferred franchise agreements on all our owned AmeriHost Inn hotels.

         3. Royalty sharing whereby our Company will receive a percentage of royalty fees paid to Cendant for the AmeriHost Inn brand for the next 25 years.

         4. Incentive fees from Cendant as we develop and sell AmeriHost Inn hotels that execute a franchise agreement with Cendant.

In our filing with our third quarter 10-Q is a copy of all these documents. However, certain confidential information has been deleted from these documents. I am certain that you can understand the reasons for this.

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(5)      CONCLUSION

         We continue to show strong results from our hotel segment with regard to RevPar growth. Even as the industry has slowed, we continue to recognize viable new markets for new development. While we have closed our franchise segment in the Company, we have a tremendous potential with Cendant to build the brand.

         Our strategy of building and selling will become more pronounced in the months to come. Our internal goals call for us to start construction of a new AmeriHost Inn hotel for each one that we sell. We appear to be right on course to accomplish just that this year. We expect to sell between 8 to 10 AmeriHost Inns this year and our development plans call for the start of between 8 to 10 new hotels this year. If we can continue this strategy of building and selling on somewhat of an equalized basis, this will prove to be a very effective way to grow the brand and increase our value in the franchise segment from our deal with Cendant.

         We are also going about the task of selling hotels differently. Most of our leads now come from the Internet, so much so, that we have now set up our own web site: "hotelsforsaleonline.com." By utilizing the Internet, we should be able to sell more hotels without the use of a broker. This may save anywhere between 2% to 3% of the sales price or about $75,000 per hotel sold.

         As we continue with our strategy of building and selling, we should accomplish two very important objectives:

              1.   Build the AmeriHost Inn hotel brand
              2.   Increase Net Income and EPS for the Company

         While we do believe that Net Income and EPS will continue to grow accordingly under this strategy, Revenues and EBITDA will be in a continual state of flux as the hotels are sold and then replaced with new hotels. I must stress that we are not liquidating our portfolio, but merely utilizing our expertise in the development segment to grow the brand and bring increased value to the Company.

         I would like to thank you for your time and attention today and would now like to open the lines for any questions.